UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 15, 2007
Cuisine Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-32439	52-0948383

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

85 S. Bragg Street, Suite 600, Alexandria, Virginia		22312

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:                 703-270-2900
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 15, 2007, Cuisine Solutions, Inc. (the “Company”) entered into two separate lines of credit with Branch Banking and Trust Company (“BB&T”) with a total maximum borrowing amount of $13.5 million. Both lines of credit bear an annual interest rate of LIBOR plus 2.25%. The first line of credit, with a maximum borrowing amount of $7.5 million and a maturity date of June 15, 2009, is secured by the Company’s accounts receivables and inventory; while the second line of credit, with a maximum borrowing amount of $6 million and a maturity of June 15, 2010, is guaranteed by Food Investors Corporation (“FIC”), an affiliate of the Company, and secured by real estate owned by FIC. These two lines of credit replace the Company’s $5 million line of credit with the Bank of Charles Town (the “Prior Credit Facility”), which was scheduled to mature on November 1, 2007 and has been terminated. The description of both lines of credit is qualified in its entirety by reference to the Loan Agreements for the first line of credit and the Loan Agreement for the second line of credit (collectively the “Loan and Security Agreements”), which are filed as exhibits to this report, and are incorporated herein by reference.
Borrowing Availability. The maximum borrowing amount available under the first line of credit is subject to a borrowing base cap equal to the sum of 80% of eligible accounts receivable and the lower of 50% of eligible inventory or $3.0 million; while the Company can borrow the full $6 million under the second line of credit. Subject to the conditions stated in the Loan and Security Agreements, the Company may borrow, repay and reborrow amounts under both lines of credit at any time during the term of the agreements.
Use of Proceeds. The initial borrowing from the lines of credit is used to payoff the Prior Credit Facility with the Bank of Charles Town and future borrowings will be used to fund future business activities.
Covenants. According to the terms of the Loan and Security Agreement of the first line of credit, the Company is required to submit to BB&T a Loan Base Report (“LBR”) within fifteen days after the close of each period. The Company is also required to maintain a ratio of total Indebtedness to Tangible Net Worth not to exceed 2 to 1 as of June 30, 2007, and as of the end of each fiscal year thereafter and the total of Tangible Net Worth plus Subordinated Debt of not less than $9 million, to be tested by BB&T on a quarterly basis. The Loan and Security Agreement of the first line of credit also contains a number of other usual and customary covenants that, among other things, limit the ability of the Company to incur additional debt, create liens, sell assets, make acquisitions or capital expenditures. According to the terms of the Loan Agreement of the second line of credit, the Company will use the proceeds only for the Company’s operational expenses and business needs, borrowings used for any purchase of equipment or other fixed assets in excess of $1 million shall be refinanced or repaid in full within twelve months.
Events of default. Both Loan and Security Agreements contain customary events of default, subject to specified grace periods and materiality thresholds, including defaults based on nonpayment of amount due, breach of covenants, material inaccuracy of representations and warranties, events of bankruptcy and insolvency, material judgments, dissolution and liquidation and change in control.

Item 1.02 Termination of a Material Definitive Agreement.
In connection to the entry into the Loan and Security Agreements described in item 1.01 of this Current Report on Form 8-K, the Prior Credit Facility has been terminated and all amounts due thereunder have been repaid by the Company.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 of this report is incorporated by reference into this Item 2.03.
Item 7.01 Regulation FD Disclosure.
A press release was issued on June 18, 2007 announcing these new facilities with BB&T and this press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)      Exhibits.
10.1	Loan and Security Agreement dated June 15, 2007 by and between Branch Banking and Trust Company and the Company.
10.2	Promissory Note dated June 15, 2007 by and between Branch Banking and Trust Company and the Company.
10.3	Loan Agreement dated June 15, 2007 by and between Branch Banking and Trust Company and the Company.
10.4	Security Agreement dated June 15, 2007 by and between Branch Banking and Trust Company and the Company.
99.1	Press release dated as of June 18, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cuisine Solutions, Inc.
June 21, 2007	By:	Ronald Zilkowski
		Name:	Ronald Zilkowski
		Title:	Chief Financial Officer, Treasurer & Secretary

Exhibit Index

Exhibit No.	Description
10.1	Loan and Security Agreement dated June 15, 2007 by and between Branch Banking and Trust Company and the Company.
10.2	Promissory Note dated June 15, 2007 by and between Branch Banking and Trust Company and the Company.
10.3	Loan Agreement dated June 15, 2007 by and between Branch Banking and Trust Company and the Company.
10.4	Security Agreement dated June 15, 2007 by and between Branch Banking and Trust Company and the Company.
99.1	Press release dated as of June 18, 2007.